Exhibit 99.1



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Cavalier Homes, Inc.:

We have audited the consolidated balance sheets of Cavalier Homes, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and Belmont Homes, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Belmont Homes, Inc. as of December 31, 1996, or the related consolidated statements of income, stockholders' equity, and cash flows of Belmont Homes, Inc. for the years ended December 31, 1996 and 1995, which statements reflect total assets of $79,355,000 as of December 31, 1996, and total revenues of $227,817,000 and $148,304,000 for the years ended December 31, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Belmont Homes, Inc. for 1996 and 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cavalier Homes, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
-------------------------

Birmingham, Alabama
February 17, 1998 (March 13, 1998 as to the amendment to the Credit Facility described in Note 5)

CAVALIER HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


                                                                                                   1997              1996
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                                   $    37,276       $    29,751
  Certificates of deposit, maturing within one year                                                 4,000             8,243
  Marketable securities available for sale                                                                            1,097
  Accounts receivable, less allowance for losses of
    $1,175 (1997) and $837 (1996) (Notes 5 and 10)                                                  8,449            11,361
  Notes and installment contracts receivable - current
    (Notes 4 and 5)                                                                                 1,561             1,086
  Inventories (Note 5)                                                                             29,697            28,172
  Deferred income taxes (Note 8)                                                                    7,240             6,482
  Other current assets                                                                              1,292             3,390
                                                                                               -----------       ----------
           Total current assets                                                                    89,515            89,582
                                                                                               -----------       ----------

PROPERTY, PLANT AND EQUIPMENT (Note 5):
  Land                                                                                              2,159             1,921
  Buildings and improvements                                                                       37,011            30,726
  Machinery and equipment                                                                          32,213            29,255
                                                                                               -----------       ----------
                                                                                                   71,383            61,902
  Less accumulated depreciation and amortization                                                   17,949            12,048
                                                                                               -----------       ----------
           Total property, plant and equipment, net                                                53,434            49,854
                                                                                               -----------       ----------

INSTALLMENT CONTRACTS RECEIVABLE, less
  allowance for credit losses of $1,272 (1997) and
  $941 (1996) (Notes 4 and 5)                                                                      46,614            34,504
                                                                                               -----------       ----------

GOODWILL, less accumulated amortization
   of $3,102 (1997) and $1,947 (1996) (Note 3)                                                     19,551            20,706
                                                                                               -----------       ----------


OTHER ASSETS                                                                                        2,440             1,741
                                                                                               -----------       ----------

TOTAL                                                                                          $  211,554        $  196,387
                                                                                               ===========       ==========

See notes to consolidated financial statements.


CAVALIER HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


                                                                                                     1997               1996
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt (Note 5)                                                     $   3,271          $  10,046
  Accounts payable                                                                                   9,575             12,063
  Amounts payable under dealer incentive programs                                                   14,614             13,853
  Accrued compensation and related withholdings                                                      4,294              6,037
  Estimated warranties                                                                              11,700             10,566
  Accrued merger and related costs (Note 1)                                                          5,178
  Other accrued expenses                                                                            12,399             12,271
                                                                                                  ---------          --------
           Total current liabilities                                                                61,031             64,836
                                                                                                  ---------          --------

DEFERRED INCOME TAXES (Note 8)                                                                         297              1,942
                                                                                                  ---------          --------

LONG-TERM DEBT (Note 5)                                                                             15,808              6,227
                                                                                                  ---------          --------

OTHER LONG-TERM LIABILITIES                                                                            867                730
                                                                                                  ---------          --------

STOCKHOLDERS' EQUITY (Notes 5, 6 and 7):
  Series A Junior Participating  Preferred Stock, $.01 par value; 200,000 shares authorized, none issued
  Preferred stock, $.01 par value; 300,000 shares authorized, none issued
  Common stock, $.10 par value; authorized 50,000,000 shares,
    issued 19,941,357 (1997) and 19,742,328 (1996) shares                                            1,994              1,974
  Additional paid-in capital                                                                        57,228             55,126
  Retained earnings                                                                                 74,329             65,552
                                                                                                 ----------         ---------

           Total stockholders' equity                                                              133,551            122,652
                                                                                                 ----------         ---------

TOTAL                                                                                            $ 211,554          $ 196,387
                                                                                                 ==========         =========


See notes to consolidated financial statements.


CAVALIER HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


                                                                            1997                 1996                1995

REVENUES:
  Net sales                                                         $        555,842     $        573,838    $        420,790
  Financial services                                                           5,346                3,333               1,764
                                                                    ----------------     ----------------    ----------------
                                                                             561,188              577,171             422,554
                                                                    ----------------     ----------------    ----------------

COST OF SALES (Note 10)                                                      466,749              482,302             354,811

SELLING, GENERAL AND ADMINISTRATIVE (Notes 7 and 9):
  Manufacturing                                                               66,825               51,946              37,909
  Financial services                                                           3,174                2,076               1,126

NON-RECURRING MERGER AND RELATED COSTS (Note 1)                                7,359
                                                                    ----------------     ----------------    ----------------

                                                                             544,107              536,324             393,846
                                                                    ----------------     ----------------    ----------------

OPERATING PROFIT                                                              17,081               40,847              28,708
                                                                    ----------------     ----------------    ----------------

OTHER INCOME (EXPENSE):
  Interest expense:
    Manufacturing                                                               (699)                (353)               (832)
    Financial services                                                          (812)                (492)               (501)
  Life insurance proceeds                                                      1,500                1,750
  Other, net                                                                   1,269                2,434               1,423
                                                                    ----------------     ----------------    ----------------
                                                                               1,258               3,339                  90
                                                                    ----------------     ----------------    ----------------

INCOME BEFORE INCOME TAXES                                                    18,339               44,186              28,798

INCOME TAXES (Note 8)                                                          8,092               16,707              11,168
                                                                    ----------------     ----------------    ----------------

NET INCOME                                                          $         10,247     $         27,479     $        17,630
                                                                    ================     ================    ================

BASIC NET INCOME PER SHARE (Notes 2 and 6)                          $           0.52     $           1.42    $           1.06
                                                                    ================     ================    ================

DILUTED NET INCOME PER
  SHARE (Notes 2 and 6)                                             $           0.51     $           1.39    $           1.03
                                                                    ================     ================    ================

WEIGHTED AVERAGE SHARES
  OUTSTANDING (Notes 2 and 6)                                             19,834,942           19,362,944          16,629,523
                                                                    ================     ================    ================

WEIGHTED AVERAGE SHARES OUTSTANDING,
   ASSUMING DILUTION (Notes 2 and 6)                                      20,028,181           19,799,492          17,056,945
                                                                    ================     ================    ================


See notes to consolidated financial statements.


CAVALIER HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


                                                                                                      Treasury
                                                                         Additional                  Stock - At
                                                             Common       Paid-in       Retained       Average
                                                              Stock       Capital       Earnings        Cost          Total

BALANCE, JANUARY 1, 1995                                 $    1,663    $   17,719      $  22,435     $    (50)     $  41,767
  Sale of common stock to public                                157        15,126                                     15,283
  Treasury stock reissued and common stock issued
    in connection with a purchase option                          1           413                          50            464
  Stock options exercised (Note 7)                                9           689                                        698
  Income tax benefits attributable to exercise
    of stock options (Note 7)                                                 281                                        281
  Other                                                                      (215)                                      (215)
  Cash dividends paid ($.04 per share)                                                      (637)                       (637)
  Dividends on preferred stock                                                              (152)                       (152)
  Net income                                                                              17,630                      17,630
                                                         ----------    ----------      ----------      ----------  ----------

BALANCE, DECEMBER 31, 1995                                    1,830        34,013         39,276      $     -         75,119
  Sale of common stock to public                                 64        11,661                     ===========     11,725
  Stock options exercised (Note 7)                               73         4,419                                      4,492
  Income tax benefits attributable to exercise of
    stock options (Note 7)                                                  3,692                                      3,692
  Sale of common stock under Employee Stock
    Purchase Plan (Note 7)                                        2           238                                        240
  Common stock issued in connection with
    acquisitions                                                  5           887                                        892
  Accrued compensation                                                        216                                        216
  Cash dividends paid ($.06 per share)                                                    (1,203)                     (1,203)
  Net income                                                                              27,479                      27,479
                                                         ----------    ----------     ----------                    ---------

BALANCE, DECEMBER 31, 1996                                    1,974        55,126         65,552                     122,652
  Stock options exercised (Note 7)                                              7                                          7
  Sale of common stock under Employee Stock
    Purchase Plan (Note 7)                                        5           425                                        430
  Sale of common stock under Dividend
    Reinvestment Plan (Note 7)                                   17         1,653                                      1,670
  Accrued compensation                                                        172                                        172
  Cash dividends paid ($.07 per share)                                                    (1,470)                     (1,470)
  Retirement of common stock                                     (2)         (155)                                      (157)
  Net income                                                                              10,247                      10,247
                                                         ----------    ----------     ----------                   ---------

BALANCE, DECEMBER 31, 1997                               $    1,994    $   57,228     $   74,329                   $ 133,551
                                                         ==========    ==========     ==========                   =========


See notes to consolidated financial statements.


CAVALIER HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                                1997           1996           1995
OPERATING ACTIVITIES:
  Net income                                                                                $  10,247     $   27,479     $   17,630
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                               7,492          5,760          3,757
    Provision for credit losses and repurchase commitments                                        669            389            301
    (Gain) loss on sale of property, plant and equipment                                          340           (144)            23
    Equity in net income of unconsolidated affiliates                                             (98)          (289)          (237)
    Minority interest in net income (loss) of consolidated subsidiaries                           137            (20)
    Compensation related to issuance of stock options                                             172            216
    Changes in assets and  liabilities  provided  (used) cash, net of effects of acquisitions:
      Accounts receivable                                                                       2,574           (672)        (1,437)
      Inventories                                                                                (488)        (8,021)        (1,366)
      Accounts payable                                                                         (3,310)          (146)         1,669
      Amounts payable under dealer incentive programs                                             761          4,508          2,174
      Accrued compensation and related withholdings                                            (1,743)         1,188            929
      Estimated warranties                                                                      1,134          1,744          1,897
      Other assets and liabilities                                                              5,361          1,695          1,944
                                                                                           ----------     ----------     ----------
           Net cash provided by operating activities                                           23,248         33,687         27,284
                                                                                           ----------     ----------     ----------

INVESTING ACTIVITIES:
  Net cash paid in connection with acquisitions                                                  (871)        (8,515)        (2,592)
  Proceeds from sale of property, plant and equipment                                             122            228             63
  Capital expenditures                                                                        (10,186)       (16,106)       (13,482)
  Purchases of certificates of deposit                                                         (8,000)       (16,114)        (8,717)
  Maturities of certificates of deposit                                                        12,243         14,588          2,000
  Purchases of marketable securities                                                                                         (1,004)
  Proceeds from sale or maturity of marketable securities                                       1,097          2,479          3,210
  Purchases and originations of notes and installment contracts                               (19,562)       (19,932)       (10,721)
  Principal collected on notes and installment contracts                                        6,015          2,716          1,337
  Cash restricted for construction                                                                               521          1,548
  Other                                                                                           133             95             38
                                                                                           ----------     ----------     ----------
           Net cash used in investing activities                                              (19,009)       (40,040)       (28,320)
                                                                                           ----------     ----------     ----------

FINANCING ACTIVITIES:
  Proceeds from long-term borrowings                                                           25,263          9,650          2,000
  Payments on long-term debt                                                                  (22,456)       (12,610)       (13,562)
  Net proceeds from sales of common stock                                                       2,099         11,965         15,283
  Proceeds from exercise of stock options                                                           7          4,492            698
  Cash dividends paid                                                                          (1,470)        (1,203)          (637)
  Retirement of preferred stock, including dividends                                                                         (1,052)
  Retirement of common stock                                                                     (157)
  Other                                                                                                          750
                                                                                           ----------     ----------     ----------
           Net cash provided by financing activities                                            3,286         13,044          2,730

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                       7,525          6,691          1,694

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                   29,751         23,060         21,366
                                                                                           ----------     ----------     ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                     $   37,276     $   29,751     $   23,060
                                                                                           ==========     ==========     ==========


See notes to consolidated financial statements.


CAVALIER HOMES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


1.    BUSINESS COMBINATION AND BASIS OF PRESENTATION

      On December 31, 1997, Belmont Homes, Inc. ("Belmont") was merged with and into a subsidiary of Cavalier Homes, Inc. ("Cavalier"), and 7,555,121 shares of Cavalier's common stock were issued in exchange for all of the outstanding common stock of Belmont. The merger was accounted for as a pooling of interests, and, accordingly, the accompanying financial statements have been restated to include the financial position, results of operations and cash flows of Belmont for all periods presented.

      Revenues and net income for the separate companies, and the combined amounts presented in the consolidated financial statements are as follows (in thousands, excluding non-recurring merger and related costs in 1997):



                                        1997             1996            1995

      Revenues:
        Cavalier                $      336,343  $       349,354  $      274,250
        Belmont                        224,845          227,817         148,304
                                --------------  ---------------  --------------
      Combined                  $      561,188  $       577,171  $      422,554
                                ==============  ===============  ==============

      Net income:
        Cavalier                $       10,428  $        15,366  $        9,020
        Belmont                          5,688           12,113           8,610
                                --------------  --------------   --------------
      Combined                  $       16,116  $        27,479  $       17,630
                                ==============  ===============  ==============


      Certain amounts from Belmont's prior financial statements have been reclassified to conform to Cavalier's presentation.

      In connection with the merger, Cavalier recorded charges of $7.4 million in the quarter ended December 31, 1997. These charges are nonrecurring and include $2.5 million from the earn-out provision contained in the Stock Purchase Agreement between Belmont and the shareholders of Bellcrest, $0.9 million for severance costs associated with the consolidation of certain administrative functions, $3.1 million for printing, investment banking, legal, accounting and other fees, and $0.9 million for other costs associated with combining and realigning the operations of the two companies. Of the merger and related costs of $7.4 million, $5.2 million is recorded as an accrued liability in the consolidated balance sheet at December 31, 1997.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation - The consolidated financial statements include the accounts of Cavalier Homes, Inc. and its wholly-owned and majority-owned subsidiaries (hereinafter collectively referred to as the "Company"). The Company's minority ownership interests in various joint ventures are accounted for using the equity method and are included in other assets in the accompanying consolidated balance sheets. Intercompany profits, transactions and balances have been eliminated in consolidation.

      Nature of Operations - The Company designs and manufactures a wide range of high quality manufactured homes which are sold to a network of independent dealers located primarily in the southeast, southwest and midwest regions of the United States. In addition, through its financial services segment, the Company offers retail installment sale financing and related insurance products for manufactured homes sold through the Company's independent exclusive dealer network.

      Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

      Fair Value of Financial Instruments - The carrying value of the Company's cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short-term maturity of those instruments. Additional information concerning the fair value of other financial instruments is disclosed in Notes 4 and 5.

      Cash Equivalents - The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

      Marketable Securities - Marketable securities have been classified as available for sale in the consolidated balance sheet according to management's intent. Marketable securities are stated at fair value of $1,097 at December 31, 1996. The Company had no amounts invested in marketable securities at December 31, 1997.

      Inventories - Inventories consist primarily of raw materials and are stated at the lower of cost (first-in, first-out method) or market. During 1997, 1996, and 1995, the Company purchased raw materials of approximately $10,573, $11,645 and $7,900, respectively, from certain joint ventures referred to previously.

      Property, Plant and Equipment - Property, plant and equipment is stated at cost and depreciated primarily over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs are expensed as incurred. The Company paid or accrued $270, $73 and $690 in 1997, 1996 and 1995, respectively, for construction of plant facilities to a company in which a stockholder and director of the Company is also a stockholder.

      Goodwill - Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized over 15 to 25 years using the straight-line method.

      If facts and circumstances indicate that goodwill may be impaired, an assessment will be made by the Company to determine if a writedown is required or if its estimated useful life should be revised. The assessment will be based primarily on forecasted operating income, including interest expense, depreciation and amortization other than goodwill; supplemented if necessary by an independent appraisal of fair value. The Company believes that no impairment of goodwill has occurred and that no revision of its estimated useful life is required.

      Revenue Recognition - Sales of manufactured homes to independent dealers are recorded as of the date the home is shipped to the dealer, with the exception of one of the Company's subsidiaries which employs drivers to deliver its homes; accordingly, sales are recorded upon delivery (at which time title passes) by this subsidiary. All sales are final and without recourse except for the contingency described in Note 10. Interest income on installment contracts receivable is recognized using the interest method.

      Product Warranties - The Company provides a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. A liability is provided for estimated future warranty costs relating to homes sold, based upon management's assessment of historical experience factors and current industry trends.

      Allowance for Losses on Installment Contracts - The Company has provided an allowance for estimated future losses resulting from retail financing activities of Cavalier Acceptance Corporation ("CAC"), a wholly-owned subsidiary, primarily based upon management's assessment of historical experience and current industry trends.

      Insurance - The Company's workmen's compensation, product liability and general liability insurance coverages (with the exception of Belmont whose insurance is provided under fully insured policies) are provided under incurred loss, retrospectively rated premium plans. Under this plan, the Company incurs insurance expense based upon various rates applied to current payroll costs and sales. Annually, such insurance expense is adjusted by the carrier for loss experience factors subject to minimum and maximum premium calculations. Refunds or additional premiums are estimated when sufficiently reliable data is available in accordance with the consensus reached in Emerging Issues Task Force Issue No. 93-14, Accounting for Multiple-Year Retrospectively Rated Insurance Contracts by Insurance Enterprises and Other Enterprises.

      Net Income Per Share - During  February  1997,  the  Financial  Accounting
      Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which is effective for all financial statements issued for periods ending after December 15, 1997, including interim periods. In accordance with this Standard, the Company is now required to report two separate earnings per share numbers, basic and diluted. Both are computed by dividing net income by the weighted average common shares outstanding (basic EPS) or weighted average common shares outstanding assuming dilution (diluted EPS) as detailed below (in thousands of shares):


                                                               1997         1996          1995

      Weighted average common shares outstanding              19,835       19,363        16,630

      Dilutive effect of stock options and warrants              193          436           427
                                                        ------------   -----------  -----------

      Weighted average common shares outstanding,
        assuming dilution                                     20,028       19,799        17,057
                                                        ============   ===========  ===========


      Accounting Standard Not Yet Adopted - In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1997. The adoption of the provisions of this Statement is expected to result only in increased disclosures on segment information and will not impact the amounts in the financial statements.

      Reclassifications - Certain amounts from the prior periods have been reclassified to conform to the 1997 presentation.

3.    ACQUISITIONS

      On October 24, 1996, in a transaction accounted for using the purchase method of accounting, the Company completed its purchase of 100% of the stock of Bellcrest Homes, Inc. ("Bellcrest") through the cash payment of $9,500.

      The effects of the acquisition at the purchase date were as follows:

      Decrease in cash, net                                             $ 7,145
      Increase in other current assets                                    3,422
      Increase in property, plant and equipment                           3,525
      Increase in goodwill and other assets                               6,762
      Increase in current liabilities                                     4,756
      Increase in long-term debt and deferred income taxes                1,808

        The following unaudited pro forma data is provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Bellcrest been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1995, unaudited pro forma revenues, net income and diluted net income per share, after giving effect to certain adjustments, including amortization of goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the years ended December 31, 1996 and 1995 follow:

                                                          1996            1995

        Revenues                                      $ 607,056       $ 450,718
        Net income                                       27,570          17,756
        Diluted net income per share                       1.39            1.04


        Under the terms of the Bellcrest Stock Purchase Agreement, the Company was required to pay the former Bellcrest shareholders additional consideration in an amount not to exceed $3,500 in the aggregate in the event Bellcrest attained certain stated levels of earnings before income taxes for the three-month period ended December 31, 1996 and for each of the years ending December 31, 1997 and 1998. During 1997, the Company paid $1,000, the amount earned and accrued for 1996, to the former shareholders. In addition, in connection with the merger described in
        Note  1,  the  Company   paid  the   remaining   $2,500  to  the  former
        shareholders.

        In conjunction with this acquisition, a former Bellcrest shareholder was issued warrants for the purchase of 75,000 shares of Belmont common stock. The warrants, which expire in October 2001, are exercisable at $14.66 per share and their fair value at the issue date was estimated to be negligible. None of these warrants have been exercised as of December 31, 1997. In connection with the merger, these warrants were converted to warrants to purchase 60,000 shares of Cavalier common stock at an exercise price of $18.34 per share.

        In October 1995 the Company acquired, in a transaction accounted for using the purchase method of accounting, all the outstanding common stock of Spirit Homes, Inc. ("Spirit") for $9,800, consisting of cash of $2,450 and debt of $7,350.

        The following unaudited pro forma data are provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Spirit been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1995, unaudited pro forma revenues, net income and diluted net income per share, after giving effect to certain adjustments, including amortization of goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the year ended December 31, 1995 follow:


        Revenues                                                       $460,378
        Net income                                                       18,618
        Diluted net income per share                                       1.09


4.    INSTALLMENT CONTRACTS RECEIVABLE

      CAC does not exclusively finance sales for any dealer; all dealers have other financing sources available to offer to their retail customers. Standard loan programs require minimum down payments, ranging from 0% to 20% of the purchase price of the home, on all installment contracts based on the creditworthiness of the borrower. In addition, CAC requires the borrower to maintain adequate insurance on the home throughout the life of the contract. Contracts are secured by the home which is subject to repossession by CAC upon default by the borrower.

      CAC's portfolio consists of fixed rate contracts with interest rates generally ranging from 9.25% to 14.0% at December 31, 1997 and 1996. The average original term of the portfolio was approximately 217 and 208 months at December 31, 1997 and 1996, respectively.

      Estimated principal payments under installment contracts receivable are as follows:

      Year Ending December 31,

           1998                                                      $    1,254
           1999                                                           1,398
           2000                                                           1,559
           2001                                                           1,738
           2002                                                           1,938
           Thereafter                                                    41,259
                                                                      ---------

      Total                                                           $  49,146
                                                                      =========

      Activity in the allowance for losses on installment contracts was as follows:

                                                    1997       1996        1995

      Balance, beginning of year                $    941    $   551     $   350
      Provision for losses                         1,329        778         311
      Charge-offs, net                              (998)      (388)       (110)
                                                  -------    -------     -------

      Balance, end of year                      $  1,272    $   941     $   551
                                                  =======    =======     =======


      On  February  17,  1998,   the  Company   reached  an  agreement  to  sell
      approximately $25 million of its existing loan portfolio at a premium.

      At December 31, 1997 and 1996, the estimated fair value of installment contracts receivable was $50,103 and $36,205, respectively. These fair values were estimated using current market value for the $25,000 previously noted and discounted cash flows and interest rates offered by CAC on similar contracts at the time for the remaining portfolio.

5.    CREDIT ARRANGEMENTS

      The Company has a $23,000 revolving, warehouse and term-loan agreement (the "Credit Facility") with its primary bank, whose president is a director of the Company. The Credit Facility contains a revolving line of credit which provides for borrowings (including letters of credit) of up to 80% and 50% of the Company's eligible (as defined) accounts receivable and inventories, respectively, up to a maximum of $5,000. Interest is payable under the revolving line of credit at the bank's prime rate (8.50% and 8.25% at December 31, 1997 and 1996, respectively). No amounts were outstanding under the revolving line of credit at December 31, 1997 or 1996.

      The warehouse and term-loan agreement contained in the Credit Facility provide for borrowings of up to 80% of the Company's eligible (as defined) installment sale contracts, up to a maximum of $18,000. Interest on term notes is fixed for a period of five years from issuance at a rate based on the weekly average yield on five-year treasury securities averaged over the preceding 13 weeks, plus 2%, and floats for the remaining two years at a rate (subject to certain limits) equal to the bank's prime rate plus .75%. The warehouse component of the Credit Facility provides for borrowings of up to $2,000 with interest payable at the bank's prime rate plus 1%. However, in no event may the aggregate outstanding borrowings under the warehouse and term-loan agreement exceed $18,000. Under the Credit Facility, $50 was outstanding under the warehouse component at December 31, 1997, and $12,694 and $3,866 was outstanding under the term loan portion at December 31, 1997 and 1996, respectively.

      The Credit Facility contains certain restrictive and financial covenants, which, among other things, limit the aggregate of dividend payments and purchases of treasury stock to 50% of consolidated net income for the two most recent years, contain restrictions on the Company's ability to pledge assets, incur additional indebtedness and make capital expenditures, and require the Company to maintain certain defined financial ratios. Amounts outstanding under the Credit Facility are secured by the accounts receivable and inventories of the Company, loans purchased and originated by CAC, and the capital stock of certain of the Company's consolidated subsidiaries. The bank's commitment under the Credit Facility will expire in April 1998.

      On March 13, 1998, the Company reached an agreement with its primary bank to extend its Credit Facility for an additional two years and to increase available borrowings to $35,000. The renewal provides for a revolving line of credit with a maximum of $10,000 (an increase from $5,000) and a warehouse line of $25,000 (an increase from $18,000) which includes a fixed rate term-loan feature. Terms and restrictive covenants are substantially the same as the expiring agreement.

      The Company has other lines of credit with banks totaling $9,000 which expire at various dates through July, 1998. Amounts outstanding under these facilities totaled $1,000 and $8,600 at December 31, 1997 and 1996, respectively. Interest rates under these lines range from prime to prime plus 2%.

      The Company has amounts outstanding under three Industrial Development Revenue Bond issues ("Bonds") of $4,442 and $1,044 at December 31, 1997 and 1996, respectively. Two of the bond issues bear interest at variable rates ranging from 4.0% to 5.4% and mature at various dates through November 2007. One of the bond issues is payable in equal monthly installments and bears interest at 75% of the prime rate. The bonds are collateralized by certain plant facilities.

      The Company has a term-loan with a balance of $887 and $960 at December 31, 1997 and 1996, respectively, bearing interest at 7.95%, payable in equal monthly installments through April, 2006.

      At December 31, 1996, the Company's other long-term debt, with an outstanding balance of $1,796, consisted of various fixed and variable rate term loans bearing interest at rates ranging from 8.25% to 9.25%. These notes were paid in 1997.

      Principal repayment requirements on long-term debt are as follows:


      Year Ending December 31,


           1998                                                         $ 3,271
           1999                                                           2,452
           2000                                                           2,648
           2001                                                           2,594
           2002                                                           2,332
           Thereafter                                                     5,782
                                                                        -------
      Total                                                              19,079
      Less current portion                                                3,271
                                                                        -------

      Long-term debt                                                   $ 15,808
                                                                       ========

      The estimated fair value of outstanding borrowings was $19,261 and $16,111 at December 31, 1997 and 1996, respectively. These estimates were determined using rates at which the Company believes it could have obtained similar borrowings at that time.

      Cash paid for interest during the years ended December 31, 1997, 1996 and 1995 was $1,445, $910 and $1,619, respectively.

      The Company and certain of its equity partners have jointly and severally guaranteed revolving notes for two companies and a letter of credit for one company in which the Company owns various equity interests. The guarantees are limited to various percentages of the outstanding debt up to a maximum guaranty of $1,500. At December 31, 1997, $3,000 was outstanding under the various guarantees, of which the Company had guaranteed $720.

6.    STOCKHOLDERS' EQUITY

      During the years ended December 31, 1996 and 1995, the Company's Board of Directors declared the following stock splits of the Company's common stock. All applicable share and per share data have been restated to give effect to all stock splits.


         Declaration          Stock         Record               Distribution
            Date              Split          Date                    Date

       July 17, 1995         5 for 4     July 31, 1995         August 15, 1995
       January 22, 1996      3 for 2     January 31, 1996      February 15, 1996
       October 16, 1996      5 for 4     October 31, 1996      November 15, 1996

      The Company has adopted a Stockholder Rights Plan. The terms and conditions of the plan are set forth in a Rights Agreement dated October 23, 1996 between the Company and its Rights Agent. Pursuant to the plan, the Board of Directors of the Company declared a dividend of one Right (as defined in the Rights Agreement) for each share of the Company's outstanding common stock to stockholders of record on November 6, 1996. The Rights, when exercisable, entitle the holder to purchase a unit of
      0.80 one-hundredth share of Series A Junior Participating Preferred Stock, par value $.01, at a purchase price of $80 per share. Upon certain events relating to the acquisition of, or right to acquire, beneficial ownership of 20% or more of the Company's outstanding common stock by a third party, or a change in control of the Company, the Rights entitle the holder to acquire, after the Rights are no longer redeemable by the Company, shares of common stock of the Company (or, in certain cases, securities of an acquiring person) for each Right held at a significant discount. The Rights will expire on November 6, 2006, unless redeemed earlier by the Company at $.01 per Right under certain circumstances. In connection with the merger, Belmont shareholders received one Right (as defined in the Rights Agreement) with respect to each Cavalier share received pursuant to the Merger Agreement.

      In June 1995, Belmont completed an initial public offering of approximately 1,570,000 (before stock split) shares of common stock. The net proceeds of approximately $15,283 were used to retire debt and preferred stock and for working capital. In January 1996, Belmont completed another public offering of approximately 640,000 (before stock split) shares of common stock. The net proceeds of approximately $11,725 were used to retire debt and for working capital.

      Supplemental diluted net income per share for 1996 and 1995, based on net income after adjustment for dividends on preferred stock and the after tax effect of interest expense on debt repaid with proceeds of the above offerings, and on the weighted average shares of common stock outstanding for 1996 and 1995, giving effect to the number of shares sold in the offerings, the proceeds of which were used to repay such preferred stock and debt, is as follows assuming the transactions were effective on January 1, 1995:

                                                       1996               1995

      Net income, as adjusted                     $   27,526         $   18,072
                                                  ==========         ==========

      Diluted net income per share                $     1.39         $     0.98
                                                  ==========         ==========

      Weighted average shares outstanding,
        assuming dilution                         19,868,292         18,364,945
                                                  ==========         ==========


7.    STOCK PLANS

      Dealership Stock Option Plan -

      - During 1995, the Company's Board of Directors approved the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Dealer Plan"), under which an aggregate of 562,500 shares of the Company's common stock may be issued to the eligible independent dealerships (as defined in the Dealer Plan) at a price equal to the fair market value of the Company's common stock as of a date during the calendar quarter determined by the plan administrator for which such option is to be granted. Options granted under the Dealer Plan are immediately exercisable and expire three years from the grant date. Since these options have been granted to persons other than employees, the
           Company adopted the recognition and measurement provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), for Dealer Plan options granted after December 15, 1995.

       Employee and Director Plans:

       - The Company adopted and the shareholders approved the 1996 Key Employee Stock Incentive Plan (the "1996 Plan") which provides for both incentive stock options and non-qualified stock options. Additionally, the 1996 Plan provides for stock appreciation rights and awards of both restricted stock and performance shares. Options are granted at prices and terms determined by the compensation committee (or, in certain circumstances, a separate sub-committee) of the Board of Directors. As of December 31, 1997, the aggregate number of shares available under the 1996 Plan was 1,461,701 (including 57,965 shares canceled from the Company's 1993 Non-qualified Stock Option Plan and 471,200 shares made available in connection with the Belmont merger). On January 1 of each year, an additional 1.5% of the then outstanding common stock becomes available for grant. Options granted under the 1996 Plan generally expire ten years from the date of grant.

       - During 1996, the Company further amended the 1993 Amended and Restated Non-employee Directors Plan (the "1993 Non-employee Directors Plan") to provide for the issuance of stock options, at fair market value on the date of grant, to non-employee directors to acquire up to 625,000 shares of common stock. Options are generally granted upon a directors initial election to the Board and automatically on an annual basis thereafter. Options granted under this plan are generally exercisable after six months from the date of grant and must be exercised within ten years from such date, except under certain conditions.

       - During 1996, the Company adopted the Cavalier Homes, Inc. Employee Stock Purchase Plan under which an aggregate of 625,000 shares of the Company's common stock may be issued to eligible employees (as defined) at a price equal to the lesser of 85% of the market price of the stock as of the first day (January 1 or July 1) or last day (June 30 or December 31) of the Payment Periods (as defined). Employees may elect to have a portion of their compensation withheld, subject to certain limits, to purchase the Company's common stock.

      Compensation expense recorded in connection with these plans for the years ended December 31, 1997 and 1996 was not material.

      On July 25, 1996, substantially all employee stock options granted in 1996 at prices between $15.40 and $16.60 were repriced to an exercise price of $13.60. On January 17, 1997, substantially all employee stock options then exerciseable at a price of $12.00 or higher were repriced to an exercise price of $10.625. In addition, on January 17, 1997, an option issued under the 1993 Non-employee Director's Plan to purchase 25,000 shares at $15.40 per share was canceled and reissued for 17,250 shares at $10.625 per share.

      The Company has adopted the Cavalier Homes, Inc. Dividend Reinvestment and Stock Purchase Plan, under which the Company may issue an aggregate of 200,000 shares of the Company's common stock to eligible participants (as defined). Participants in the Plan may purchase additional shares of the Company's common stock by reinvesting the cash distributions on all, or part, of their shares, or by investing both their cash distributions and optional cash payments. The purchase price of the stock will be the higher of 95% of the average daily high and low sale prices of the Company's common stock on the four trading days including and preceding the Investment Date (as defined) or 95% of the average high and low sales prices on the Investment Date.

      The Company applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee and director plans. Accordingly, no compensation expense has been recognized for these plans except where the exercise price was less than the fair value on the date of grant. Had compensation cost been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, the Company's net income and net income per share would approximate the pro forma amounts below:

                                             1997           1996           1995

      Net income:
        As reported                       $ 10,247       $ 27,479       $ 17,630
        Pro forma                         $  8,661       $ 24,888       $ 17,515

      Basic net income per share:
        As reported                       $   0.52       $   1.42       $   1.06
        Pro forma                         $   0.44       $   1.29       $   1.05

      Diluted net income per share:
        As reported                       $   0.51       $   1.39       $   1.03
        Pro forma                         $   0.43       $   1.26       $   1.03

      The fair value of options granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                1997               1996                1995

      Dividend yield            1.13 %              0.66 %             1.35 %
      Expected volatility       0.44 %              0.41 %             0.43 %
      Risk free interest rate   6.12 %              5.99 %             6.50 %
      Expected lives            3.0 years           3.0 years          3.2 years

      SFAS 123 does not apply to awards prior to 1995. The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts, and additional awards in future years are anticipated.

      With respect to options exercised, the income tax benefits resulting from compensation expense allowable under federal income tax regulations in excess of the expense reflected in the Company's financial statements have been credited to additional paid-in-capital. These benefits, which totaled $-0- (1997), $3,692 (1996), and $281 (1995), represent a noncash financing transaction for purposes of the consolidated statements of cash flows.

      Information   regarding  all  of  the  Company's  stock  option  plans  is summarized below:


                                                                                                                  Weighted
                                                                                          Weighted                 Average
                                                                                           Average                Fair Value
                                                                Shares                  Exercise Price           At Grant Date

      Shares under option:
        Outstanding at January 1, 1995                        1,206,854                    $  4.17
          Granted:
            Price = Fair Value                                  183,049                       6.39                    $ 2.24
            Price < Fair Value                                   22,299                       8.73                      2.77
          Exercised                                            (174,804)                      3.99
          Cancelled                                             (43,941)                      7.09
                                                            ------------


      Outstanding at December 31, 1995                         1,193,457                   $  4.51
        Granted:
          Price = Fair Value                                   1,640,833                     14.42                    $ 4.73
          Price < Fair Value                                      28,833                     13.70                      3.75
        Exercised                                               (912,083)                     4.92
        Cancelled                                               (489,431)                    15.90
                                                             ------------

      Outstanding at December 31, 1996                         1,461,609                   $ 11.76
        Granted at Fair Value                                    858,425                     10.61                    $ 3.52
          Exercised                                               (1,000)                     4.27
          Cancelled                                             (564,420)                    13.75
                                                             ------------

      Outstanding at December 31, 1997                         1,754,614                   $ 10.56
                                                             ============                 =========

      Options exercisable as of December 31, 1997              1,536,986                   $ 10.37
                                                             ============                 =========

      Options exercisable as of December 31, 1996                649,947                   $ 10.17
                                                             ============                 =========

      Options exercisable as of December 31, 1995              1,076,235                   $  4.25
                                                             ============                 =========


      Stock options available for future grants at December 31, 1997 were 1,197,516 under all of the Company's various stock option plans.

      The following table summarizes information concerning stock options outstanding at December 31, 1997:


                                            Options Outstanding                       Options Exercisable
                              ------------------------------------------------  --------------------------------

                                                       Weighted
                                                       Average      Weighted                        Weighted
                                                      Remaining     Average                         Average
         Range of                    Number          Contractual    Exercise        Number          Exercise
      Exercise Prices              Outstanding          Life         Price        Exercisable        Price

      $0.55 - $4.27                  219,421             6.19       $  4.00        207,833          $  4.00
      $4.43 - $10.50                 218,989             7.27          8.08        173,989             7.95
         $10.63                      765,249             9.05         10.63        765,249            10.63
      $11.25 - $13.33                273,495             7.34         13.05        116,055            12.70
      $13.60 - $16.60                277,460             7.92         15.06        273,860            15.06
                                   ---------                                     ---------

      $0.55 - $16.60               1,754,614             8.02       $ 10.56      1,536,986          $ 10.37
                                   =========          ========      ========     =========         ========


8.    INCOME TAXES

      Provision for income taxes consist of:


                                     1997           1996           1995
      Current:
        Federal                    $ 9,574       $ 15,456      $ 10,904
        State                          921          2,258         1,223
                                  ---------      ---------      --------

                                    10,495         17,714        12,127
                                  ---------      ---------      --------

      Deferred:
        Federal                     (2,368)          (712)         (777)
        State                          (35)          (295)         (182)
                                  ---------      ---------      --------

                                    (2,403)        (1,007)         (959)
                                  ---------      ---------     ---------

      Total                        $ 8,092       $ 16,707      $ 11,168
                                  =========      =========     =========


      Total income tax expense for 1997, 1996, and 1995 is different from the amount that would be computed by applying the expected federal income tax rate of 35% to income before income taxes. The reasons for this difference are as follows:


                                                             1997           1996             1995

      Income tax at expected federal income tax rate      $ 6,419        $ 15,465          $ 9,941
      State income taxes, net of federal tax effect           651           1,810            1,168
      Non-taxable life insurance proceeds                    (525)           (655)
      Non-deductible operating expenses                       387             107              171
      Effect of graduated tax rates                                                           (121)
      State jobs tax credits                                  (40)           (471)            (344)
      Non-deductible merger related expenses                1,085
      Other                                                   115             451              353
                                                          -------         -------          -------

                                                          $ 8,092        $ 16,707         $ 11,168
                                                          =======         =======          =======

      Deferred tax assets and liabilities are based on the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The approximate tax effects of temporary differences at December 31, 1997 and 1996 were as follows:


                                                          1997          1996
                                                       ------------------------
                                                          Assets (Liabilities)
                                                       ------------------------
      Current differences:
      Warranty expense                                 $   4,058      $   3,358
      Inventory capitalization                               512            463
      Allowance for losses on receivables                    939            666
      Accrued expenses                                     1,132          1,525
      Other                                                  599            470
                                                       ---------      ---------

                                                       $   7,240      $   6,482
                                                       =========      =========

      Noncurrent differences:
      Depreciation and basis differential
        of acquired assets                             $  (1,796)     $  (1,815)
      Goodwill                                              (726)          (534)
      Merger related expenses                              1,331
      Other                                                  894            407
                                                        ---------      ---------

                                                       $    (297)     $  (1,942)
                                                        =========      =========


      Cash paid for income taxes for the years ended December 31, 1997, 1996 and 1995 was $10,632, $12,387 and $10,055, respectively.

9.    EMPLOYEE BENEFIT PLANS

      The Company has self-funded group medical plans which are administered by third party administrators. The Plans have reinsurance coverage limiting liability for any individual employee loss to a maximum of $75, with an aggregate limit of losses in any one year based on the number of covered employees. Incurred claims identified under the Company's incident reporting system and incurred but not reported claims are funded or accrued based on estimates that incorporate the Company's past experience, as well as other considerations such as the nature of each claim or incident, relevant trend factors and advice from consulting actuaries. The Company has established self insurance trust funds for payment of claims and makes deposits to the trust funds in amounts determined by consulting actuaries. The cost of these plans to the Company was $5,067, $2,893 and $2,682 for years ended December 31, 1997, 1996 and 1995, respectively.

      The Company sponsors employee 401(k) retirement plans covering all employees who meet participation requirements. Employee contributions are limited to a percentage of compensation as defined in the Plans. The amount of the Company's matching contribution is discretionary as determined by the Board of Directors. Company contributions amounted to $545, $420 and $375 for the years ended December 31, 1997, 1996 and 1995, respectively.

10.   COMMITMENTS AND CONTINGENCIES

      Operating Leases:

      Five of the Company's manufacturing facilities and one component distribution center are leased under separate operating lease agreements (the "Related Leases") with partnerships or companies whose owners are certain officers, directors or stockholders of the Company. The Related Leases require monthly payments ranging from $4 to $22 and provide for lease terms ending from July 1998 to March 2001 as well as renewal option periods. The Related Leases also contain purchase options whereby the Company can purchase the respective manufacturing facility for amounts ranging from $875 to $1,900 at any time during the lease terms.

      The Company also leases three other manufacturing facilities under operating leases with unrelated parties. These leases currently require monthly payments ranging from $3 to $14 and provide for lease terms ending from March 1999 to June 2017 as well as renewal option periods. The Company has the option under one of these leases to (i) cancel the lease at any time after October 2001 with a one year notice and (ii) purchase the manufacturing facility for $995 at any time during the lease term. The Company also has the option under two of these leases to cancel the lease after the first five years with 180 days and twelve months notice, respectively.

      The Company leases delivery trucks from some of its drivers who deliver homes for dealers. Rentals for these trucks are based on a rate per mile and the leases are cancelable by either party upon thirty days notice. Rent expense under these leases was approximately $2,305, $3,140, and
      $2,647   for  the  years  ended  December  31,  1997,  1996,  and  1995, respectively.

      Future minimum rents payable under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are as follows:


      Year Ending December 31,

           1998                                                         $ 1,087
           1999                                                             754
           2000                                                             569
           2001                                                             235
           2002                                                             149
           Thereafter                                                       441
                                                                       --------

           Total                                                        $ 3,235
                                                                       ========



      Total rent expense was $1,418, $1,242 and $1,044 for the years ended December 31, 1997, 1996 and 1995, respectively, including rents paid to related parties of $817 (1997), $765 (1996) and $723 (1995).

      Contingent Liabilities and Other:

      a. It is customary practice for companies in the manufactured housing industry to enter into repurchase and other recourse agreements with lending institutions which have provided wholesale floor plan financing to dealers. Substantially all of the Company's sales are made to dealers located primarily in the southeast, southwest and midwest regions of the United States and are pursuant to repurchase agreements with lending institutions. These agreements generally provide for repurchase of the Company's products from the lending institutions for the balance due them in the event of repossession upon a dealer's default. Although the Company is contingently liable for an amount estimated to be $158,000 under these agreements as of December 31, 1997, such contingency is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of dealers; (ii) the price the Company is obligated to pay under such repurchase agreements generally declines over the period of the agreement; and (iii) the Company may be able to reduce its losses by the resale value of the homes which may be required to be repurchased. The Company has an allowance for losses of $1,175
            (1997) and $837 (1996) based on prior experience and current market conditions. Management expects no material loss in excess of the allowance.

      b. Under the insurance plans described in Note 2, the Company is contingently liable at December 31, 1997 for future retrospective premium adjustments up to a maximum of approximately $5,700 in the event that additional losses are reported related to prior years.

      c. The Company is engaged in various legal proceedings that are incidental to and arise in the course of its business. Certain of the cases filed against the Company and other companies engaged in businesses similar to the Company allege, among other things, breach of contract and warranty, product liability, personal injury and fraudulent, deceptive or collusive practices in connection with their businesses. These kinds of suits are typical of suits that have been filed in recent years, and they sometimes seek certification as class actions, the imposition of large amounts of compensatory and punitive damages and trials by jury. Courts have certified several of these types of cases as class actions recently, and many of these types of cases have resulted in large damage awards, especially large punitive damage awards. In the opinion of management, the ultimate liability, if any, with respect to the proceedings in which the Company is currently involved is not presently expected to have a material adverse effect on the Company. However, the potential exists for unanticipated material adverse judgments against the Company.

11.   INDUSTRY SEGMENT INFORMATION

      The Company's primary activities are the design, production and wholesale sale of manufactured homes to a system of independent dealers. The Company also offers retail financing of its homes through its exclusive independent dealer network. For purposes of segment reporting, corporate assets consist primarily of cash, certain property and equipment and other investments. Operating profit is considered to be income before general corporate expenses, interest and income taxes.

Financial  information  for these segments is summarized in the following table:


                                                                                  General
                                                               Financial         Corporate
                                          Manufacturing         Services       (Unallocated)          Total

  Year ended December 31, 1997:

  Revenues                                $     555,842          $ 5,346                               $ 561,188
  Operating income (loss)                        24,380            2,043          $ (9,342)               17,081
  Identifiable assets                           149,893           51,843             9,818               211,554
  Depreciation and amortization                   7,166              208               118                 7,492
  Capital expenditures                            9,515              265               406                10,186

Year ended December 31, 1996:

  Revenues                                $     573,838          $ 3,333                               $ 577,171
  Operating income (loss)                        41,719            1,257          $ (2,129)               40,847
  Identifiable assets                           151,594           38,175             6,618               196,387
  Depreciation and amortization                   5,588              129                43                 5,760
  Capital expenditures                           15,669              196               241                16,106

Year ended December 31, 1995:

  Revenues                                $     420,790          $ 1,764                               $ 422,554
  Operating income (loss)                        30,404              638          $ (2,334)               28,708
  Identifiable assets                           106,872           22,388             3,434               132,694
  Depreciation and amortization                   3,691               59                 7                 3,757
  Capital expenditures                           13,209              260                13                13,482


                                    * * * * *